PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
August 11, 1999

PROXY SOLICITED BY THE BOARD OF DIRECTORS

    This proxy statement is furnished to holders of the common stock of Image Systems Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies for use at the annual meeting of shareholders to be held on the 11th day of August, 1999 at 3:30 p.m., and at all adjournments thereof, for the purposes set forth in the attached Notice.

    The mialing address of the principal executive offices of the Company is 6103 Blue Circle Drive, Minnetonka, Minnesota 55343.

    Management knows of no matters to be presented at the meeting other than as mentioned below. However, if any matter is not specifically set forth in the attached Notice of Meeting properly comes before the meeting, it is intended that the holder of the proxies will bote in his discretion.

    Holders of outstanding stock of record at the close of buisness on June 30, 1999 are entitled to vote at the meeting and to cast one vote for each share held. The outstanding voting securities of the Company, as of June 30, 1999, consist of 4,452,597 shares.

    The Company knows of no person who is the beneficial owner of more than 5% of the Company's voting securities except as follows:

Name of Beneficial Amount of Shares% of Ownership

Dean Scheff        748,185        16.8%
Diana Scheff       792,685        17.8%
Marta Volbrecht         627,985        14.1%
Laura Sorensen          628,785        14.1%


EXECUTIVE COMPENSATION

    Dean Scheff, President and CEO, received a total salary of $90,485 and no commissions during the last fiscal year. No other executive officers earned as much as $100,000.


ELECTION OF DIRECTORS
(Proposal on the accompanying proxy)
                             Shares of stock
              Position with       beneficially owned
Nominee            the Company         as of June 30,1999

Dean Scheff        President and Director   748,185
Diana Scheff       Secretary and Director   792,685
Marta Volbrecht         Vice President           627,985
                and Director
Laura Sorensen          Director       628,785
David Sorensen          Vice President
                and Director
Steven Volbrecht   Director
Dr. Frederick R. Olson  Director


    Dean Scheff.  President and Director, age 67.  He has a
B.A. in Economics from the University of Minnesota. Mr. Scheff was the founder of CPT Corporation and its CEO from 1971 to January, 1988, and the Chairman of the Board until January, 1990. He was a founder of this company in September, 1988.

    Diana Scheff.  Secretary and Director, age 59.  Ms.
Scheff has a B.A. in Art and Music from Gustavus Adolphus College. She worked for CPT Corporation for 18 years in building operations and design, sales incentives, employee recognition and corporate travel. She was a founder of Image Systems in 1988 and has worked there since. Her responsibilities include public relations, investor relations, marketing design and advertising.

    Marta Scheff Volbrecht.  Vice President and Director, age
39. Ms. Volbrecht has a B.A. in International Relations from the University of Minnesota and a MBA from the University of Dallas.
 She worked for 7 years until 1989 for CPT Corporation in sales and marketing. She has worked for the Company since 1989 as Vice President of Sales.

    Laura Sorensen.  Director, age 39.  Ms. Sorensen has a
B.A. in International Relations from the University of Minnesota. She worked for 10 years until 1989 for CPT Corporation in Human Resources, Marketing and Training and Development. She has worked for the Company since 1989 as Manager of Human Resources.

    David Sorensen. Director, age 38. Mr. Sorensen has a B.S.M.E. in Mechanical Engineering from the University of Minnesota and MBA from the College of St. Thomas. He worked for Honeywell from 1983 to 1990 when Alliant TechSystems was spun off from Honeywell. He was employed by Alliant as a Program Manager from 1990-1992. He joined the Company on January 1, 1992 as Director of Manufacturing. In 1994 he took on additional responsibilities as Vice President of Operations.

    Steven Volbrecht. Director, age 40. Mr. Volbrecht has a B.S.C.E. in Civil Engineering from the University of Minnesota. He was employed from 1982 to 1988 by Johnson Bros. Corporation as a Project Manager, and from 1988 to 1991 as a Project Manager for Landwehr, Inc. In 1991 he rejoined Johnson Bros. as a Project Maqnazger. He was employed by Hansen Thorp Pellinen Olson, Inc. as a Staff Engineer from 1996 to 1999. He is currently employed at Centex as a Land Development Manager.

    Dr. Frederick R. Olson. Director, age 56. Dr. Olson is President and a Member of the Board of Directors of Consulting Radiologists Ltd. and SKI-MD. He also serves as technical advisor to Image Systems Corporation, AT&T, Bell Labs, 3M Corporation, Med Vision and ICON Medical Systems.

Diana Scheff is the wife of Dean Scheff. Marta Scheff Volbrecht and Laura Sorensen are the children of Dean and Diana Scheff.
David Sorensen is the husband of Laura Sorensen, and Steven
Volbrecht is the husband of Marta Scheff Volbrecht.

The Company's Audit Committee consists of three board members:
Hilding Nelson, Chair, Dr. Frederick Olson, and David Sorensen.
Hilding Nelson recently passed away and a new member will be appointed by the Board of Directors.

The Board of Directors recommends a vote for the slate of nominees for the Board of Directors.


APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

    The independent public accountants for the Company had been the accounting firm of Arthur Andersen LLP. The Board of Directors recommends approval of the accounting firm of Larson, Allen,Weishair & Co., LLP for the coming year.